BlackRock Corporate High Yield Fund, Inc.
File No. 811-21318
Item No. 77M (Mergers) -- Attachment

During the six month period ending February 28, 2014, BlackRock Corporate High Yield Fund, Inc. (f/k/a BlackRock Corporate High Yield Fund VI, Inc. (the "Registrant") acquired substantially all of the assets and substantially all of the liabilities of each of BlackRock High Yield Trust (BHY), BlackRock Corporate High Yield Fund, Inc. (COY), BlackRock Corporate High Yield Fund III, Inc. (CYE), BlackRock High Income Shares (HIS) and BlackRock Corporate High Yield Fund V, Inc. (HYV) (File Nos.  811-08991, 811-07634, 811-08497, 811-05495 and 811-10521, respectively) in a merger transaction (the "Reorganizations").

The Board of Trustees or Directors, as applicable, of each of the Registrants, BHY, COY, CYE, HIS and HYV unanimously approved its respective Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization.

The Board of Trustees and the shareholders of BHY approved an Agreement and Plan of Reorganization between BHY and the Registrant (the “BHY Agreement”) and the termination of BHY’s registration under the Investment Company Act of 1940 (the “1940 Act”).

The Board of Directors and the shareholders of COY approved an Agreement and Plan of Reorganization between COY and the Registrant (the “COY Agreement”) and the termination of COY’s registration under the 1940 Act.

The Board of Directors and the shareholders of CYE approved an Agreement and Plan of Reorganization between CYE and the Registrant (the “CYE Agreement”) and the termination of CYE’s registration under the 1940 Act.

The Board of Trustees and the shareholders of HIS approved an Agreement and Plan of Reorganization among HIS, the Registrant and a wholly-owned subsidiary of the Registrant (the “HIS Agreement”) and the termination of HIS’s registration under the 1940 Act.

The Board of Directors and the shareholders of HYV approved an Agreement and Plan of Reorganization between HYV and the Registrant (the “HYV Agreement” and collectively with the BHY Agreement, COY Agreement, CYE Agreement and the HIS Agreement, the “Agreements”) and the termination of HYV’s registration under the 1940 Act.

In connection with the Reorganizations, the Board of Directors and the shareholders of the Registrant approved the Agreements and the issuance of additional common shares of the Registrant.

On July 15, 2013, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-189957) (the “N-14 Registration Statement”).

The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the Registrant, BHY, COY, CYE, HIS and HYV and the approval of the issuance of additional common shares of the Registrant by the shareholders of the Registrant.

Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on August 22, 2013 followed by a filing on Form 497 on August 23, 2013.

The N-14 Registration Statement as so amended was declared effective by the Commission on August 23, 2013.

BHY, COY, CYE, HIS and HYV each filed an application for deregistration under the 1940 Act on Form N-8F on December 6, 2013.

On January 16, 2014, the Securities and Exchange Commission issued orders under Section 8(f) of the 1940 Act declaring that BHY, COY, CYE, HIS and HYV each ceased to be registered investment companies under the 1940 Act.

In the Reorganizations, the Registrant acquired substantially all of the assets and liabilities of BHY, COY, CYE, HIS and HYV in a merger transaction, pursuant to the Agreements, each in a tax-free transaction in exchange for an equal aggregate value of newly-issued common shares of the Registrant. Common shareholders of BHY, COY, CYE, HIS and HYV received an amount of HYT common shares equal to the aggregate net asset value of their holdings of BHY, COY, CYE, HIS and HYV common shares, respectively, as determined at the close of business on November 15, 2013. Fractional shares of the Registrant were not issued in the Reorganizations and consequently cash were distributed for any such fractional amounts.

The reorganizations were accomplished by a tax-free exchange of shares of HYT in the following amounts and at the following conversion ratios:

Target Fund	Shares Prior to Reorganization	Conversion Ratio	Shares of HYT
COY	35,027,459	0.59633674	20,888,161
CYE	37,552,995	0.61218457	22,989,364
HYV	33,015,111	1.02665810	33,895,231
HIS	54,848,390	0.17536312	9,618,385
BHY	6,431,296	0.58941105	3,790,677